Exhibit 99.1

Kopin Corporation Announces Restricted Stock Award

TAUNTON, Mass.--(BUSINESS WIRE)--January 2, 2013--Kopin Corporation (NASDAQ: KOPN) today announced, as required by NASDAQ Listing Rule 5635(c)(4), that it has granted restricted stock to Mr. Dashen Fan (“Mr. Fan”), a new employee, as a material inducement for Mr. Fan to enter into employment with Kopin. Mr. Fan is not related to Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer.

Kopin’s Board of Directors, including all of its independent directors, has agreed to award Mr. Fan up to 400,000 shares of restricted common stock as an inducement grant outside of Kopin’s 2010 Equity Incentive Plan. A total of 100,000 shares vest upfront and the remaining 300,000 shares vest based on the achievement of certain performance milestones. In the event that Mr. Fan is terminated or no longer an employee of Kopin, he is ineligible to continue to vest under this restricted stock award.

About Kopin Corporation

Kopin Corporation is developing Golden-i®, a proprietary voice-activated, cloud computing, wireless, hands-free technology with microdisplay capabilities for use in headset computers. Kopin’s unique HBTs (heterojunction bipolar transistors), which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com and www.mygoldeni.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the Company's belief that Mr. Fan will achieve certain milestones and earn 300,000 shares of Kopin Corporation’s common stock; and other statements that may project or imply future results, events, performance or achievements. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that Mr. Fan will not achieve the milestones and even if such milestones are achieved they may not provide Kopin Corporation with the expected benefits; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 31, 2011, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com